Exhibit 10.2
Mativ Holdings, Inc.
2015 Long-Term Incentive Plan

Performance Share Unit Award Agreement
Mativ Holdings, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Mativ Holdings, Inc. 2015 Long-Term Incentive Plan (including any subplans or local addendum applicable to Holder) (the “Plan”), a performance share unit award (the “Award”) with respect to the target number of shares of the Company’s Common Stock, par value $0.10 per share (“Stock”), set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (including the Addendum (as hereinafter defined) (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.    Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).
2.    Rights as a Stockholder. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 and delivered pursuant to Section 4 hereof and the Holder becomes a stockholder of record with respect to such shares. For the avoidance of doubt, the Holder shall have no beneficial interest or ownership in the vested shares of Stock until the issue or delivery of those vested shares to the Holder, and all restrictions applying to the Award pursuant to Section 3 shall continue until the delivery of the Stock pursuant to Section 4. The Award includes a right to dividend equivalents equal to the value of any dividends paid on the Stock for which the dividend record date occurs between the Grant Date and the date the Award is settled or forfeited. Subject to vesting, each dividend equivalent entitles the Holder to receive the equivalent cash value of any such dividends paid on the number of shares of Stock underlying the Award that are outstanding during such period. Dividend equivalents will be accrued (without interest) and will be subject to the same conditions as the shares of Stock to which they are attributable, including, without limitation, the vesting conditions, the provisions governing the time and form of settlement of the Award.
3.    Restriction Period, Vesting and Settlement.
3.1.    Performance-Based Vesting Conditions. Subject to the remainder of this Section 3, the shares of Stock subject to the Award shall vest pursuant to the terms of this Agreement and the Plan based on the achievement of the performance goals set forth in the Award Notice over the performance period set forth in the Award Notice (the “Performance Period”), provided that the Holder remains in continuous employment with the Company through the vesting date set forth in the Award Notice (the “Vesting Date”), and the vested portion of the Award shall be paid to the Holder within 70 days after the Vesting Date.  Attainment of the performance goals shall be determined and certified by the Committee in writing prior to the settlement of the Award.
3.2.    Termination of Employment
(a)    Termination due to Disability or Retirement. If the Holder’s employment with the Company terminates prior to the Vesting Date by reason of the Holder’s Disability or Retirement, the Performance Period shall continue through the last day thereof and the Holder shall be entitled to a prorated Award based on the number of days served between the Grant Date and the Vesting Date and actual performance during the

Performance Period. Such vested Award shall be paid to the Holder within 70 days after the end of the Performance Period; provided, however, that in the event a Change in Control occurs following the termination of the Holder’s employment due to Disability or Retirement, then the Holder shall be entitled to a prorated Award based on target performance and the number of days served between the Grant Date and the Vesting Date and the vested Award shall be settled within 70 days of such Change in Control.
(b)    Death. If the Holder dies prior to the Vesting Date, then the Holder shall be entitled to a prorated Award based on target performance and the number of days served between the Grant Date and the Vesting Date. The vested Award shall be settled within 70 days following the date of the Holder’s death.
(c)    Termination other than due to Retirement, Death or Disability. Except as provided for in Section 3.3(b), if the Holder’s employment with the Company terminates prior to the Vesting Date by reason of (i) the Company’s termination of the Holder’s employment for any reason other than death or Disability or (ii) the Holder’s resignation for any reason other than Retirement, then the Award shall be immediately forfeited by the Holder and cancelled by the Company.
3.3.    Change in Control.
(a)    Vesting and Settlement of Award Not Assumed. In the event of a Change in Control prior to the Vesting Date pursuant to which the Award is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee in effect prior to the Change in Control, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award  as in effect immediately prior to the Change in Control), the Award shall vest as of the date of the Change in Control based on target performance and the number of days served between the Grant Date and the Vesting Date. If the Change in Control constitutes a “change in control event,” within the meaning of Section 409A of the Code, and the Company terminates all deferred compensation plans of the same type to the extent required under Section 409A of the Code, then the Award shall vest and be settled within 70 days following such Change in Control to the extent permitted by Section 409A of the Code; provided, however, if the Award is deemed nonqualified deferred compensation within the meaning of Section 409A of the Code and the settlement of such Award upon a Change in Control would not be permitted, then the Award shall be settled within 70 days of the earlier of (i) the Vesting Date and (ii) the Holder’s termination of employment or death.
(b)    Vesting and Settlement of Award Assumed. In the event of a Change in Control prior to the Vesting Date pursuant to which the Award is effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, as in effect prior to the Change in Control, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award  as in effect immediately prior to the Change in Control) and (i) the Holder remains continuously employed through the Vesting Date, the Award shall vest based on target performance or (ii) the Company terminates the Holder’s employment without Cause or the Holder resigns for Good Reason within 24 months following such Change in Control or if the Holder’s employment with the Company terminates prior to the Vesting Date by reason of the Holder’s termination by the Company due to Disability or Retirement and, in each case, the Holder executes and does not revoke a Release within 60 days after the date of such termination, the Award shall vest based on the number of days served between the Grant Date and the Vesting Date and target performance. The vested Award shall be settled within 70 days following the Vesting Date or, if earlier, the Holder’s death or termination of employment; provided, further, that if the Change in Control is not a “change in control event” within the meaning of Section 409A of the Code or the termination occurs more than two years after the Change in Control, then the vested Award shall be paid to the Holder within 70 days of the earlier of (i) the Vesting Date and (ii) the Holder’s termination of employment or death. If, following a Change in Control, the Holder experiences a termination of employment other than as set forth in Section 3.2(a), Section 3.2(b) or this Section 3.3(c), the Award shall be immediately forfeited by the Holder and cancelled by the Company.
3.4.    Definitions.
(a)    Disability. For purposes of this Award, “Disability” shall mean a physical or mental condition arising out of injury or disease which the Company determines is permanent and prevents the Holder from engaging in any occupation with the Company commensurate with the Holder’s education, training and experience, excluding (i) any condition incurred as a result of or incidental to a felonious act perpetrated by the Holder or (ii) any condition resulting from excessive use of drugs or narcotics or from willful self-inflicted injury.
(b)    Retirement. For purposes of this Award, “Retirement” shall mean a Holder who has at least five years of continuous employment with the Company and/or its Affiliates and who is at least fifty-five years of age and who provides at least sixty days written notice to the Company of his/her decision to “Retire” and who in fact leaves the employment of the Company and its Affiliates through retirement on or after such date, subject to the Company’s approval of such termination due to retirement.
4.    Issuance or Delivery of Shares.  Subject to Section 6.12, the Company shall issue or deliver, subject to the conditions of this Agreement, the vested shares of Stock to the Holder at the time specified in Section 3 hereof. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 6.  Prior to the issuance to the Holder of the shares of Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Stock, and will have the status of a general unsecured creditor of the Company.
5.    Transfer Restrictions and Investment Representation.
5.1.    Nontransferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution.  Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.
5.2.    Investment Representation. The Holder hereby covenants that (a) any sale of any share of Stock acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.
6.    Additional Terms and Conditions of Award.
6.1.    Withholding Taxes.

(a)    Regardless of any action the Company (including, for the avoidance of doubt, the entity directly employing the Holder, the “Employer”)) takes with respect to any or all international, US federal, state or local tax including all income tax, social insurance, social security contributions (where applicable), payroll tax, payment on account or other tax-related items arising out of the Holder’s participation in the Plan and legally applicable or deemed applicable to the Holder in any jurisdiction (“Required Tax Payments”) and subject to applicable laws, the Holder acknowledges that the ultimate liability for all Required Tax Payments is and remains the Holder’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer, if any. The Holder further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Required Tax Payments in connection with any aspect of the Award or underlying shares of Stock, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of shares of Stock acquired upon the expiration of the Restriction Period and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the restricted stock unit to reduce or eliminate the Holder’s liability for Required Tax Payments or achieve any particular tax result. Furthermore, if the Holder has become subject to tax in more than one jurisdiction, the Holder acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Required Tax Payments in more than one jurisdiction.
(b)    As a condition precedent to the delivery to the Holder of any Stock subject to the Award, the Holder shall, upon request by the Company and/or the Employer, pay to the Company and/or the Employer (or shall cause a broker-dealer on behalf of the Employee to pay to the Company and/or the Employer) such amount of cash as the Company and/or the Employer may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over Required Tax Payments with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company and/or the Employer, the Company and/or the Employer may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company and/or the Employer to the Holder.
(c)    Under the terms of this Agreement, the Holder’s obligations to pay the Required Tax Payments shall be satisfied by the Company withholding whole shares of Stock which would otherwise be issued or transferred to the Holder having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, and the Holder will be deemed to have been issued the full number of shares of Stock subject to the vested portion of the Award, notwithstanding that a number of the shares is held back solely for the purpose of paying the Required Tax Payments due as a result of any aspect of the Holder’s participation in the Plan; provided, however, the Holder may notify the Company prior to the Tax Date that the Holder has elected, in lieu of the Company withholding shares of Stock, to satisfy his or her obligation to advance the Required Tax Payments by (i) a check or cash payment to the Company, (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (iii) except as may be prohibited by applicable law, a cash payment by a broker whom the Company has selected for this purpose and to whom the Holder has authorized to sell any shares acquired upon the vesting of the Award to meet the Required Tax Payments; or (iv) any combination of share withholding and (i), (ii) and (iii). Shares to be delivered to the Company or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or such greater withholding amount to the extent permitted by applicable withholding rules and accounting rules without resulting in variable accounting treatment). Any fraction of a share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder.
The Company shall withhold or account for Required Tax Payments by considering applicable minimum statutory withholding amounts (or, if requested by the Holder and permitted by the Board or the Committee, other applicable withholding rates, including maximum applicable rates in the Holder’s jurisdiction(s)). In the event of over-withholding, the Holder may receive a refund of any over-withheld amount in cash, or if not refunded, the Holder may seek a refund from the local tax authorities. In the event of under-withholding, the Holder may be required to pay additional Required Tax Payments directly to the applicable tax authority or to the Company and/or the Employer. The Holder shall pay to the Company or the Employer any amount of Required Tax Payments that the Company or the Employer may be required to withhold or account for as a result of the Holder’s participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares to the Holder if the Holder fails to comply with its obligations in connection with the Required Tax Payments.
(d)    The Holder hereby agrees that they are liable for all Required Tax Payments and hereby covenants to pay all such Required Tax Payments, as and when requested by the Company or, if different, the Holder’s employer or by any tax authority in any relevant jurisdiction. The Holder hereby agrees to indemnify and keep indemnified the Company and, if different, the Holder’s employer against any Required Tax Payments that the Holder is required to pay or withhold or have paid or will pay to any other tax authority or any other relevant authority on the Holder’s behalf.
6.2.    Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
6.3.    Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.
6.4.    Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
6.5.    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.
6.6.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Mativ Holdings, Inc., Attn: Legal Department, 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
6.7.    Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
6.8.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.
6.9.    Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.
6.10.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
6.11.    Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would adversely affect the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
6.12.    Compliance With Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable shares of Stock shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Stock shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Holder’s death.
6.13.     Local Addendum. This Award may be subject to the additional terms and conditions set forth in the Addendum that are applicable to the Holder's jurisdiction.

LOCAL ADDENDUM
PART A: COUNTRY-SPECIFIC TERMS AND CONDITIONS
1.    Terms and Conditions.
1.1.    This addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to a Holder if the Holder is employed, working, residing, or a citizen in the countries listed in Part B and that may be material to participation in the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Agreement.
1.2.    If the Holder is a citizen or resident of a country, or otherwise subject to tax in another country other than the one in which he or she is currently working and/or residing, transfers to another country after the date of grant of the Award, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to the Holder. In addition, the Holder is advised to seek appropriate professional advice as to how the applicable laws in the Holder’s country may apply his or her situation.
1.3.    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Holder’s acceptance of the Award or participation in the Plan.
1.4.    Notwithstanding anything to the contrary in this Agreement, the Company may, in its sole and absolute discretion and at any time prior to the issuance of Stock pursuant to the Award, provide for the cancellation of such Award, whether vested or unvested, in exchange for a net of tax cash payment equal to the number of Stock subject to the Award, multiplied by the fair market value of such Stock, determined as of the date of vesting, which will be paid by the Company’s local Subsidiary to Holders via local payroll and (at the election of the Company) in local currency. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment.
1.5.    The Holder agrees, as a condition to the grant of the Awards, that the Company may impose additional requirements on the Holder’s participation in the Plan (including participation pursuant to this Agreement) to the extent the Company or its subsidiaries or affiliates determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require the Holder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. If advisable due to local law requirements, the Company, in its sole and absolute discretion, may (i) require the immediate amendment, suspension or termination of the Plan (including this Agreement) or (ii) alternatively, unless otherwise set forth in this Addendum, determine to pay out any Award on a date other than the date of vesting, issuance of delivery (as applicable), and reserves the right to cash settle RSUs (at the sole and absolute discretion of the Company). Finally, the Holder agrees to take any and all actions as may be required to comply with the Holder’s personal legal and tax obligations under all laws, rules and regulations applicable to the Holder.

PART B
BELGIUM
1.1.    Application. This Addendum shall apply to any Holder (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Belgium; or (b) in circumstances where the Company, in exercising its discretion in accordance with Section 1.2 of Part A of this Addendum, determines this Addendum shall apply to such Holder (“Belgian Holder”).
1.2.    Foreign Asset/Account Reporting Notification. The Belgian Holder is required to report any bank account (including any brokerage account) held outside Belgium on his or her annual tax return. In a separate report, Belgium residents are also required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption. The Belgian Holder should consult his or her personal advisor to ensure compliance with applicable reporting obligations.

BRAZIL
Application. This Addendum shall apply to any Holder (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Brazil; or (b) in circumstances where the Company, in exercising its discretion in accordance with Section 1.2 of Part A of this Addendum, determines this Addendum shall apply to such Holder (“Brazilian Holder”).
1.1.    Definitions. Notwithstanding anything else contained in this Agreement:
(a)    “Disability” shall mean: “any situation of invalidity or incapacity of the Brazilian Holder, dully declared by the Social Security Bureau (“INSS”), that substantially prevents him/her from fulfilling employment duties as he/she did prior to the event that caused such situation”; and
(b)    “Cause” shall mean: “any reason and/or cause such as to justify termination of employment as per article 482 of the Brazilian Labor Code (“CLT”), which include: theft; direct order disobedience, non-compliance with the company’s internal rules and policies, among others.”
1.2.    Notifications. Notwithstanding anything else contained in this Agreement:
(a)    Foreign Asset/Account Reporting Notification. The Brazilian Holder hereby represents and acknowledges that holding assets and rights outside Brazil with an aggregate value exceeding USD 1,000,000 may be subject to preparing and submitting to the Central Bank of Brazil an annual declaration of such assets and rights. Assets and rights that must be reported include Stock of the Company’s common stock acquired or the receipt of any dividends or dividend equivalents paid under the Plan. Please note that the USD 1,000,000 threshold may be changed annually and that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement.
(b)    Tax Notification. The Brazilian Holder hereby represents and acknowledges that payments to foreign countries and repatriation of funds into Brazil (including proceeds from the sale of shares of common stock) and the conversion of USD into BRL associated with such fund transfers may be subject to the tax on financial transactions. It is the Brazilian Holder’s responsibility to comply with any applicable tax on financial transactions arising from their participation in the Plan. The Brazilian Holder should consult with their personal tax advisor for additional details.
(c)    Risk Factor. By accepting this Award, the Brazilian Holder hereby represents and acknowledges that investment in Stock of the Company’s common stock involves a degree of risk. If the Brazilian Holder elects to participate in the Plan, the Brazilian Holder should monitor their participation and consider all risk factors relevant to the vesting or delivery of Stock of the Company’s common stock under the Plan as set in this Agreement.

CANADA
Application. This Addendum shall apply to any Holder (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Canada; or (b) in circumstances where the Company, in exercising its discretion in accordance with Section 1.2 of Part A of this Addendum, determines this Addendum shall apply to the Holder (“Canadian Holder”).
1.1.    Use of Information. For the purposes of managing and administering the arrangements under this Agreement, we may share basic information such as information concerning the Canadian Holder's eligibility, grants, settlement or vesting in accordance with this Agreement with and between Company Group Members. We may also share this information with service providers that may assist in administering the arrangements under this Agreement, as well as with relevant government authorities.
1.2.    Future Services. The Company and Canadian Holder hereby agree and confirm that an Award granted to a particular Canadian Holder shall be awarded in respect of future services rendered by the Canadian Holder to the Company.

CHINA
Application. This Addendum shall apply to any Holder (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in the People’s Republic of China (“China”, for the purpose of this Addendum, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan); or (b) in circumstances where the Company, in exercising its discretion in accordance with Section 1.2 of Part A of this Addendum, determines this Addendum shall apply to the Holder (“Chinese Holder”).
1.1.    Data Privacy.
(a)    Data Collection and Usage. The Company collects, processes and uses personal data about the Chinese Holder, including but not limited to, the Chinese Holder’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards, rights or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Chinese Holder’s favor, which the Company receives from the Chinese Holder or the Chinese Holder’s employer. In order for the Chinese Holder to participate in the Plan, the Company will collect his or her personal data for purposes of allocating Stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Chinese Holder’s personal data is based on the Chinese Holder’s consent, the necessity for Company’s performance of its obligations under the Plan and pursuant to the Company’s legitimate business interests, and the Chinese Holder hereby confirms and agrees that the Company shall be entitled to collect, process, use and cross-border transfer such personal data for the purpose of implementation of the Plan.
(b)    Stock Plan Administration and Service Providers. The Company may transfer the Chinese Holder’s data to one or more third party stock plan service providers based in the U.S., which may assist the Company with the implementation, administration and management of the Plan. Such service provider(s) may open an account for the Chinese Holder to receive and trade Stock. The Chinese Holder may be asked to acknowledge, or agree to, separate terms and data processing practices with the service provider(s).
(c)    International Data Transfers. The Chinese Holder’s personal data will be transferred from the Chinese Holder’s country to the U.S., where the Company is based, and may be further transferred by the Company to the U.S., where its service providers are based.
(d)    Data Retention. The Company will use the Chinese Holder’s personal data only as long as necessary to implement, administer and manage the Chinese Holder’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Chinese Holder’s personal data, which will generally be ten (10) years after the Chinese Holder participates in the Plan, the Company will delete such data, or make data anonymization on its systems. If the Company keeps the data longer, it would be to satisfy any applicable legal or regulatory obligations.
(e)    Data Subject Rights. The Chinese Holder understands that he or she may have a number of rights under data privacy laws in China. Subject to the applicable data protection laws and regulations in China, as updated from time to time, such rights may include the right to (i) request access or copies of personal data processed by the Company, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions or reject on processing of data, (v) portability of data, (vi) lodge complaints with competent authorities in the Chinese Holder’s jurisdiction, (vii) request for an explanation on the data processing rules, and/or (viii) receive a list with the names and addresses of any potential recipients of the Chinese Holder’s personal data. To receive clarification regarding these rights or to exercise these rights, the Chinese Holder can contact his or her local human resources department.

1.2.    Satisfaction of Regulatory Obligations. If the Chinese Holder is a PRC resident, this Award grant is subject to additional terms and conditions, which may include but are not limited to the following, as determined by the Company in its sole discretion, in order for the Company to comply with any applicable local laws and regulations or to obtain the applicable approvals from the PRC State Administration of Foreign Exchange (“SAFE”) to permit the operation of the Plan in accordance with applicable PRC exchange control laws and regulations, which shall apply to the Chinese Holder.
1.    Any Award granted to the Chinese Holder will be settled in cash only. This means that upon vesting of the restricted stock units, the Holder will receive in cash the value of the underlying shares of common stock at vesting, less any Required Tax Payments and broker’s fees or commissions, which will be remitted to the Chinese Holder via local payroll in local currency. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment.
2.    For the purpose of Section 3 of the Agreement, each vested and unvested Award granted to Chinese Holders under this Agreement shall have no value, neither be exercised, vested, or settled, in whole or in part, prior to an Initial Public Offering; and the Company may, in its sole and absolute discretion, cancel the Award and substitute with a new Award that will be implemented upon the Initial Public Offering of the Company.
3.    The Company may, in its sole and absolute discretion, provide for the cancellation of such Award in exchange for a cash payment equal to the number of Stock subject to the Award, multiplied by the fair market value of such Stock, determined as of the date of vesting, less any Required Tax Payments and broker’s fees or commissions, which will be paid by the Company’s local Subsidiary to Chinese Holders via local payroll in local currency. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment.
4.    The Chinese Holder further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with any applicable SAFE rules and requirements in China.
1.3.    Administration. The Company and its Affiliate shall not be liable for any costs, fees, lost interest or dividends or other losses the Chinese Holder may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan and the Agreement in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

FRANCE
Application. This Addendum shall apply to any Holder (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in France; or (b) in circumstances where the Company, in exercising its discretion in accordance with Section 1.2 of Part A of this Addendum, determines this Addendum shall apply to such Holder (“French Holder”).
1.1.    Language Consent. By accepting the Award, the French Holder confirms having read and understood the Plan and the terms and conditions, which were provided in the English language. The French Holder accepts the terms of those documents accordingly.
En acceptant l’attribution, vous confirmez avoir lu et compris le Plan de travail et vos conditions générales et dispositions, qui ont été transmis en langue anglaise. Vous acceptez les termes de ces documents en connaissance de cause.
1.2.    161B Tax Notification. The French Holder’s Award is not intended to qualify for specific tax or social security treatment in France.
1.3.    Foreign Asset/Account Reporting Notification. If the French Holder holds shares of Stock through an account opened outside of France or maintains a foreign bank account, the French Holder is required to report the same (including any accounts that were closed during the tax year) to the French tax authorities on Form No. 3916 which must be filed together with his or her annual tax return. Failure to comply could trigger significant penalties. The French Holder should consult with his or her personal tax advisor to ensure compliance with his or her reporting requirements.

GERMANY
Application. This Addendum shall apply to any Holder (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Germany; or (b) in circumstances where the Company, in exercising its discretion in accordance with Section 1.2 of Part A of this Addendum, determines this Addendum shall apply to such Holder (“German Holder”).
1.1.    Exchange Control Notification. Cross-border payments in excess of EUR 12,500 must be reported monthly to the German Federal Bank. The German Holder must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de). In addition, the German Holder must also report on an annual basis in the unlikely event that the German Holder holds shares of Stock exceeding 10% of the total voting capital of the Company.
1.2.    Securities Law Information. The Awards granted under the Plan are exempt or excluded from the requirement to publish a securities prospectus in Germany.
1.3.    Prohibition of Insider Dealing. The German Holder should be aware that the insider dealing rules of the Regulation (EU) No 596/2014 of the European Parliament and Council (Market Abuse Regulation) apply in Germany, which may affect transactions under the Plan such as e.g. the subscription or participation, the suspension, the cancellation or an amending order, the acquisition or sale of Stock acquired under the Plan, if the German Holder has inside information regarding the Company. The German Holder is advised to determine carefully whether he or she has inside information in respect of the Company and whether and to what extent insider dealing rules can apply to him or her. In case of uncertainty, the Company recommends that the German Holder consult with a legal advisor.
1.4.    Foreign Asset/Account Reporting Notification. If the German Holder’s acquisition of shares of Stock under the Plan leads to a so-called “qualified participation” at any point during the calendar year, the German Holder will need to report the acquisition when he or she files his or her tax return for the relevant year (at the latest 14 months after the end of such calendar year). A “qualified participation” is attained if (i) the acquisition costs of all participations the German Holder holds in non-German entities exceeds EUR 150,000 (if the German Holder owns 1% or more of the Company’s common stock) or (ii) in the unlikely event the German Holder holds shares of Stock exceeding 10% of the Company's total common stock.
1.5.    Limitation of Liability. The German Holder is responsible for compliance with any laws to be observed by the German Holder in person in conjunction with the participation in the Plan. The Company cannot be held liable if the German Holder violates German law or any other applicable rules to be complied with by the German Holder in conjunction with the participation in the Plan including but not limited to insider dealing restrictions under the Market Abuse Regulation.

INDIA
Application. This Addendum shall apply to any Holder (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in India; or (b) in circumstances where the Company, in exercising its discretion in accordance with Section 1.2 of Part A of this Addendum, determines this Addendum shall apply to such Holder (“Indian Holder”).
1.1.    Exchange Control Information. It is the Indian Holder’s responsibility to comply with applicable exchange control laws in India in relation to dealing with the Stock received under this Agreement.
1.2.    Foreign Asset/Account Reporting Information. The Indian Holder is required to declare any foreign bank accounts and any foreign financial assets (which includes Stock held in the Indian Holder’s offshore brokerage account) in the Indian Holder’s annual tax return. It is the Indian Holder’s responsibility to comply with this reporting obligation and the Indian Holder should consult with his / her personal tax advisor in this regard.

ITALY
Application. This Addendum shall apply to any Holder (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Italy; or (b) in circumstances where the Company, in exercising its discretion in accordance with Section 1.2 of Part A of this Addendum, determines this Addendum shall apply to such Holder (“Italian Holder”).
1.1.    Tax Reporting Obligation. The Italian Holder is required to report on a yearly basis – for tax monitoring purposes – any foreign investment and assets that may generate foreign source income subject to tax in Italy. The Italian Holder should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Italian Holder and whether the Italian Holder will be required to report details of any Stock held by the Italian Holder in his or her annual tax return. The Company (or any of its direct or indirect subsidiaries or parent entities) will not be responsible for any liability arising as a result of, in connection with or in respect of the tax reporting obligation in connection with the Award granted pursuant to this Agreement.
1.2.    Stamp Duty and Wealth Tax. The Italian Holder may be subject either to a stamp duty on financial assets, or to a wealth tax on the value of the financial assets held abroad, depending on whether the relevant securities are deposited with an intermediary in Italy or in a foreign country. The Italian Holder should consult with his or her personal tax advisor as to whether the aforementioned stamp duty and/or wealth tax apply to the Italian Holder in connection with any shares of Stock held. The Company (or any of its direct or indirect subsidiaries or parent entities) will not be responsible for any liability arising as a result of, in connection with or in respect of any stamp duty and / or wealth tax in connection with the option granted pursuant to this Agreement.
1.3.    Taxation of Dividends and Disposal of Shares. The Italian Holder should consult with his or her personal tax advisor in relation to taxation of dividend distributions and the tax treatment of any capital gain that may arise from the disposal of the Stock. The Company (or any of its direct or indirect subsidiaries or parent entities) will not be responsible for any liability arising as a result of, in connection with or in respect of any distribution of dividend distributions and any disposal of Stock in connection with the Award granted pursuant to this Agreement.

MEXICO
Application. This Addendum shall apply to any Holder (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Mexico; or (b) in circumstances where the Company, in exercising its discretion in accordance with Section 1.2 of Part A of this Addendum, determines this Addendum shall apply to such Holder (“Mexican Holder”).
1.1.    Employees Subject to Tax. This addendum is exclusively applicable to Mexican resident individuals (as that term is understood under the Mexican Federal Tax Code) that maintain an employment relationship with the Company’s local Subsidiary, as of the corresponding vesting date.
1.2.    Section 6.1. The following should be inserted as a new Section 6.1(b) of the Agreement:
“Withholding Taxes. The Company and/or the Employer shall withhold, as a condition precedent to the issuance or delivery of any Stock pursuant to an Award made hereunder, any Required Tax Payments (including, without limitation, any national insurance contributions to the extent permitted by applicable law, but excluding any transfer taxes or duties) which may be required to be withheld or paid as a result of, in connection with or with respect to the grant, issue, vesting or exercise of such Award (as applicable). The Company shall not be required to issue, deliver or release any Stock pursuant to an Award until such withholding is applied by the Company and/or relevant Employer. Such withholding may be applied, at the sole discretion of the Board or the Committee, by liquidating such amount of Stock which would otherwise be delivered to the Mexican Holder having an aggregate fair market value, determined as of the date of vesting equal to the Required Tax Payment, as is necessary to enable the Company, or any subsidiary, to satisfy any such obligation.”

NETHERLANDS
Application. This Addendum shall apply to any Holder (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in the Netherlands; or (b) in circumstances where the Company, in exercising its discretion in accordance with Section 1.2 of Part A of this Addendum, determines this Addendum shall apply to such Holder (“Dutch Holder”).
1.1.    Data Privacy.
1.    The Dutch Holder understands that the Company and any Subsidiaries may hold certain personal information about the Dutch Holder, including, without limitation, the Dutch Holder's name, home address and telephone number, date of birth, salary, nationality, job title, any shares or directorships held in the Company or any Subsidiaries, details of all Awards, or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Dutch Holder's favor (“Data”), for the exclusive purpose of implementing, managing and administering the Dutch Holder's participation in the Plan, to comply with applicable legislation and for determining, defending or exercising the legal position and rights of the Company and any Subsidiaries.
2.    The Dutch Holder also understands that providing the Company with Data is necessary for the performance of the Plan and that the Dutch Holder's refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Dutch Holder's ability to participate in the Plan.
3.    The controller of the processing activities under the Plan is Mativ Holdings, Inc. (the “Controller”), with registered office at 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022, and, its representatives in the Netherlands are Neenah Coldenhove, BV.
4.    The Dutch Holder understands that Data may be shared with Subsidiaries, external advisors, consultants, competent authorities, and the courts as may be required, and, will be transferred to the stock plan services provider designated by the Company (presently or in the future), or other third-parties involved in or furthering the implementation, management and administration of the Plan, where such service providers or recipients of Data qualify as data processors they shall act only upon the explicit instructions of the Controller and not process Data for any other purpose. In addition, the Company has ensured that such service providers have appropriate technical and organizational security measures in place to guarantee an adequate level of protection. The Dutch Holder understands that the recipients of Data may be located in the United States or elsewhere and that the recipients' country (e.g. the United States) may not have or may have different data privacy laws and protection than the Dutch Holder's country. When appropriate, the Controller will take the appropriate steps to guarantee an adequate level of protection similar to the level of protection of the Dutch Holder's country.
5.    The Controller will take steps to ensure Data is accurate and up to date. From time to time the Dutch Holder will be required to review and update Data. Data will only be held for as long as it is appropriate for the implementation, administration and management of the Dutch Holder's participation in the Plan. The Dutch Holder at any time has the right to exercise the rights granted to him/her under the EU General Protection Regulation (“GDPR”) and the Dutch GDPR Implementation Act, including the right to make, where applicable, a request to access or be provided with a copy of the Data, request additional information about the storage and processing of the Data, request to receive the Data in a structured, commonly used and machine-readable format and have such data transmitted to another party, request that the processing of the Data is restricted, request that the Data is erased or otherwise object to its processing by the Controller, require any necessary corrections to it or withdraw any consents provided by the Dutch Holder in writing by contacting the Controller, and that these rights are subject to legal restrictions. In addition, the Dutch Holder acknowledges that it has the right to lodge a complaint with the Dutch Data Protection Authority (Autoriteit Persoonsgegevens) in the Netherlands.
6.    The Dutch Holder may exercise these rights, receive responses to questions regarding the Data and/or submit complaints regarding the Data by contacting the Dutch Holder's local human resources representative.

POLAND
Application. This Addendum shall apply to any Holder (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Poland; or (b) in circumstances where the Company, in exercising its discretion in accordance with Section 1.2 of Part A of this Addendum, determines this Addendum shall apply to such Holder (“Polish Holder”).
1.1.    Exchange Control Notification. If the Polish Holder transfer funds in excess of EUR 15,000 in a single transaction in connection with the sale of shares of Stock or the receipt of dividends or dividend equivalents under the Plan, the funds must be transferred via a Polish bank account. The Polish Holder is required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred. Penalties may apply for failure to comply with exchange control requirements.
1.2.    Foreign Asset/Account Reporting Notification. Polish residents holding foreign securities (e.g., shares of common stock) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets possessed abroad) exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms that are available on the website of the National Bank of Poland. The Polish Holder should consult with his or her personal legal advisor to determine his or her personal reporting obligations.

SPAIN
Application. This Addendum shall apply to any Holder (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Spain; or (b) in circumstances where the Company, in exercising its discretion in accordance with Section 1.2 of Part A of this Addendum, determines this Addendum shall apply to such Holder (“Spanish Holder”).
1.1.    Notice of Grant. (a) In accepting the Award, the Spanish Holder acknowledges that the Spanish Holder consents to participation in the Plan and has received a copy of the Plan. Furthermore, the Spanish Holder understands that the Company has unilaterally, gratuitously and discretionally decided to grant the Award under the Plan and this Agreement to individuals who may be employees of the Company, the employer or any other participating entity. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company, the employer or any other participating entity on an ongoing basis, other than to the extent set forth in this Agreement.
(b)    In addition, the Spanish Holder understands that the Award would not be granted to him / her but for the assumptions and conditions referred to above; thus, the Spanish Holder acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Spanish Holder’s Award shall be null and void.
1.2.    Exchange Control Information. (a) The Spanish Holder understands that he / she is solely responsible for complying with any exchange control or other reporting requirement that may apply to the Spanish Holder as a result of participating in the Plan, the Award, the opening and maintenance of a bank account and/or the transfer of funds in connection with the Plan. The applicable laws are often complex and can change frequently. The Spanish Holder understands that he / she should consult his/her legal advisor to confirm the current reporting requirements when the Spanish Holder transfers any funds related to the Plan to Spain.
(b)    Spanish residents are required to declare electronically to the Bank of Spain any foreign accounts (including any offshore brokerage accounts), any foreign instruments (including any securities) and any transactions with non-Spanish residents (including any cash payments made by the Company) depending on the value of such accounts, instruments and transactions during the relevant year as of December 31 of the relevant year. This reporting requirement will apply if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed EUR 1,000,000. Generally, Spanish residents are required to report on an annual basis.
1.3.    Foreign Asset/Account Reporting Information. To the extent that the Spanish Holder has assets or bank accounts outside Spain with a value in excess of EUR 50,000 for each type of asset (including cash payments received under the Plan) as of December 31 each year, the Spanish Holder will be required to report information on such assets on the Spanish Holder’s tax return (tax form 720) for such year. After such rights or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than EUR 20,000. The report must be made by March 31 following the year for which the report is being made.

UNITED KINGDOM
Application. This Addendum shall apply to any Holder (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Spain; or (b) in circumstances where the Company, in exercising its discretion in accordance with Section 1.2 of Part A of this Addendum, determines this Addendum shall apply to such Holder (“United Kingdom Holder”).
1.1.    Section 431 Election. In circumstances where any Stock is to be acquired by a United Kingdom Holder pursuant to this Agreement, such United Kingdom Holder shall not be entitled to receive such Stock in accordance with the terms of the Plan or this Agreement unless: (i) such United Kingdom Holder enters into a valid election jointly with the United Kingdom Holder's relevant employer, pursuant to Section 431 Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in the form prescribed by the Board; or (ii) the Committee agrees otherwise.
1.2.    Recovery of Tax. In the event that a United Kingdom Holder has failed to make arrangements under Sections 6.1(a)-(d) of this Agreement for the amount so indemnified under Section 6.1(e) of this Agreement, the United Kingdom Holder shall pay to the Company or a subsidiary or the Holder’s employer, as relevant, (or such other affiliate, as the case may be) the balance of any Required Tax Payment then due in cash promptly on written demand and in any event within 60 days from the date on which any relevant amount indemnified under Section 6.1(e) of this Agreement is due to be accounted for to the applicable tax authority, failing which the United Kingdom Holder shall also be liable to account to the Company or any subsidiary or the Holder’s Employer, as applicable, for any additional liability that may arise to the Company or such other affiliate as a result of the operation of Section 222 of ITEPA.